FOR IMMEDIATE RELEASE

Harley-Davidson Appoints Rafeh Masood to Board of Directors

MILWAUKEE, Aug. 3, 2022 /PRNewswire/ -- Harley-Davidson, Inc. (“Harley-Davidson”) (NYSE:HOG) announced today that its board of directors has appointed Rafeh Masood as a member of the board, effective immediately. Masood currently serves as Executive Vice President (EVP) and Chief Customer Officer at Bed Bath & Beyond Inc. (NASDAQ: BBBY).

“Rafeh joins with exceptional knowledge of digital and omnichannel strategy and operations, which are an important and integral part of our Hardwire strategy,” said Jochen Zeitz, Chairman, CEO and President, Harley-Davidson. “His expertise in all these areas will be most helpful as we focus on our consumer and their relationship with our brand and product, ensuring riders and non-riders alike can engage with Harley-Davidson as they choose.”

Masood joined Bed Bath & Beyond Inc. in May 2020 as EVP and Chief Digital Officer and was appointed to his current role in November 2021, where he oversees marketing, digital and customer experience. Masood previously served as Senior Vice President and Chief Digital Officer at BJ’s Wholesale Club Holdings, Inc. In this role, Masood was responsible for the company’s online and omnichannel business, including strategy, customer experience, and product development. Previously, Masood held leadership roles in customer innovation, technology, operations and procurement at DICK’s Sporting Goods, Sears and BAWAG Group.

“I am honored to join the Board of Directors of Harley-Davidson and help this legendary brand strengthen its relationships with consumers,” said Rafeh Masood. “Jochen and his team continue to bring exceptional vision and innovation to everything they do, and I look forward to working with my fellow Board members to further enhance Harley-Davidson’s reputation as the world’s most desirable motorcycle brand.”

Masood holds a B.S. in Information Systems and an MBA from DePaul University.

About Harley-Davidson
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley- Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Since 1903, Harley-Davidson has defined motorcycle culture with an expanding range of leading-edge, distinctive and customizable motorcycles in addition to riding experiences and exceptional motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get Harley-Davidson riders on the road. Learn more at www.harley-davidson.com.

Media Contact:
Jenni Coats
Harley-Davidson
(414) 343-7902
Jenni.coats@harley-davidson.com

Investor Contact:
Shawn Collins
Harley-Davidson
(414) 343-8002
Shawn.Collins@harley-davidson.com